UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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IMH Financial Corporation
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7001 N. Scottsdale Road, Suite 2050 Scottsdale, Arizona 85253
To Our Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to the 2018 Annual Meeting of Stockholders of IMH Financial Corporation to be held at the Hotel du Pont at 11th and Market Streets, Wilmington, DE 19801, on June 14, 2018 at 9:00 am local time.
In accordance with the rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders over the Internet. It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to our stockholders of record on or about May 4, 2018. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials and vote online, by phone or by mail.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters we expect to be acted upon at the Annual Meeting.
It is important that your shares be represented at the Annual Meeting regardless of the size of your securities holdings. Whether or not you plan to attend the Annual Meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares online, by mail or by phone. If you plan to attend the Annual Meeting in person, you will be required to present valid photo identification for admittance.
Sincerely,
Lawrence D. Bain
Chairman and Chief Executive Officer
April 30, 2018

IMH FINANCIAL CORPORATION

IMH Financial Corporation
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona 85253

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
To Be Held on June 14, 2018

The Annual Meeting of Stockholders of IMH Financial Corporation, a Delaware corporation, will be held on June 14, 2018 at the Hotel du Pont at 11th and Market Streets, Wilmington, DE 19801, beginning at 9:00 am local time. The matters to be considered and voted upon by stockholders at the Annual Meeting, which are described in detail in the accompanying proxy statement, are:
(1)
to elect as directors the four (4) individuals nominated by our Board of Directors, each to serve until the 2019 annual meeting of stockholders or until such time as their successors are duly elected and qualified;

(2)
to consider and, in an advisory (non-binding) vote, approve the Company’s compensation program for its named executive officers; and

(3)
to consider and vote upon a proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Board of Directors has fixed April 25, 2018 as the record date for the Annual Meeting. Only holders of record of our Common Stock and Preferred Stock with voting rights as of that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote will be available at the Annual Meeting.
You are entitled to attend the Annual Meeting only if you are a stockholder of the Company on the record date (April 25, 2018) or hold a valid proxy from such a stockholder. You will be required to present valid photo identification for admittance to the Annual Meeting.
By Order of the Board of Directors
Jonathan Brohard
General Counsel and Corporate Secretary
April 30, 2018
Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 14, 2018: The Proxy Statement, proxy card and annual report on Form 10-K are available, free of charge, at www.envisionreports.com/IMH.

IMH Financial Corporation
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona 85253

PROXY
STATEMENT

INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of IMH Financial Corporation, a Delaware corporation (the “Company,” “we,” “our,” and “us”), of proxies to be used at the annual meeting of stockholders of the Company to be held on June 14, 2018 (the “Annual Meeting”) and at any adjournments or postponements to the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 14, 2018: This Proxy Statement and our annual report on Form 10-K are available on the internet at www.envisionreports.com/IMH. On this site, you will be able to access this Proxy Statement, our annual report on Form 10-K for the fiscal year ended December 31, 2017, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.
GENERAL INFORMATION ABOUT VOTING
Who Can Vote
Record holders of our common and preferred stock with voting rights as of April 25, 2018 are eligible to vote at the Annual Meeting. As of April 25, 2018, we had outstanding (i) 1,510,181 shares of Common Stock, (ii) 3,491,758 shares of Class B-1 Common Stock, (iii) 3,492,954 shares of Class B-2 Common Stock, (iv) 7,159,759 shares of Class B-3 Common Stock, (v) 313,790 shares of Class B-4 Common Stock and (vi) 735,801 shares of Class C Common Stock ((i) through (vi) collectively, the “Common Shares”), (vii) 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”), (viii) 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares”), and 2,352,941 shares of Series B-3 Cumulative Convertible Preferred Stock (the “B-3 Preferred Shares”, and with the B-1 Preferred Shares and the B-2 Preferred Shares, collectively referred to as the “Preferred Shares,” and the Preferred Shares with the Common Shares, sometimes collectively referred to herein as “Shares” or “Voting Shares”). Under our by-laws, each Common Share entitles the holder to one vote on all matters entitled to be voted on by holders of our Common Shares. Under the Second Amended and Restated Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock, Series B-2 Cumulative Convertible Preferred Stock, and Series B-3 Cumulative Convertible Preferred Stock (the “Second Amended Certificate of Designation”) filed with the Delaware Secretary of State, other than as set forth below, holders of our Preferred Shares vote together as a single class with the holders of our Common Shares and the holders of any other securities issued by the Company that are entitled to vote together with the holders of our Common Shares, with each Preferred Share entitled to such number of votes as are equal to the number of Common Shares into which such Preferred Shares would then be convertible pursuant to the Second Amended Certificate of Designation which, as of April 25, 2018, the record date for the Annual Meeting, is 10,607,729 votes. In addition, the Company issued restricted stock grants to certain of our board members, officers and employees pursuant to which such individuals, as of the record date of the Annual Meeting, hold, in the aggregate, an additional 384,827 votes on all matters entitled to be voted on by the holders of our Common Shares.
As of April 25, 2018, the record date for the Annual Meeting: (i) all of the B-1 Preferred Shares were held and have been continuously held since the Series B Original Issue Date (as that term is defined in the Second Amended Certificate of Designation) by JCP Realty Partners, LLC, a Delaware limited liability company (“JCP Realty”), and Juniper NVM, LLC, a Delaware limited liability company (“Juniper NVM”, and with JCP Realty, collectively referred to as “Juniper”) and (ii) all of the B-2 Preferred Shares were held and have been continuously held since the JPM Acquisition Date (as that term is defined in the Second Amended Certificate of Designation) by JPMorgan Chase Funding, Inc., a Delaware corporation (“Chase Funding”).

Pursuant to the Second Amended Certificate of Designation: (i) for so long as Juniper holds 50% or more of the number of shares of B-1 Preferred Shares issued to it on the Series B Original Issue Date, the holders of the B-1 Preferred Shares, voting as a single and separate class, are entitled to vote for the election of one member (the “Series B-1 Director”) of our Board of Directors; (ii) for so long as Chase Funding holds 50% or more of the number of shares of B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of the B-2 Preferred Shares, voting as a single and separate class, are entitled to vote for the election of one member of the Board (the “Series B-2 Director”); and (iii) for so long as (x) Juniper holds 50% or more of the number of shares of B-1 Preferred Shares it was issued on the Series B Original Issue Date and (y) Chase Funding holds 50% or more of the number of shares of Series B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of our B-1 Preferred Shares and B-2 Preferred Shares, are entitled, voting together as a single and separate class, to vote for the election of one additional independent member of our Board of Directors (the “Series B Independent Director”). Since Juniper holds and has continuously held since the Series B Original Issue Date all of our B-1 Preferred Shares and Chase Funding holds and has continuously held since the JPM Acquisition Date all of our B-2 Preferred Shares: (A) Juniper has the right to designate the Series B-1 Director; (B) Chase Funding has the right to designate the Series B-2 Director; and (C) Juniper and Chase Funding jointly have the right to designate the Series B Independent Director. The Company has received written designations from Juniper and Chase Funding with respect to each of the director positions referenced above and the biographical summaries of each of these three designated directors are included in this Proxy Statement. Accordingly, there are four directors to be elected by the shareholders at the Annual Meeting.
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board. We will bear the expense of soliciting proxies for the Annual Meeting, including the mailing cost. In addition to solicitation by mail, our officers or an outside third party of our designation may solicit proxies from stockholders by telephone, e-mail, facsimile or personal interview. While we may compensate such outside third party for its proxy solicitation services, our officers receive no additional compensation for such services but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation services.
How to Vote
As permitted by rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. It is anticipated that on or about May 4, 2018 we will mail to our stockholders a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our 2018 Proxy Statement and annual report and vote online, by phone, in person or by mail. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow our instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. Choosing to receive your Proxy Material by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future Proxy Materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Material by e-mail will remain in effect until you terminate it. Our annual report on Form 10-K and this Proxy Statement are available at www.envisionreports.com/IMH. If you attend the Annual Meeting, you may vote in person at the meeting even if you have previously completed your proxy or voted by phone or online.
If your shares are held on your behalf by a third party and are registered in the name of that party or other nominee, then that party is the stockholder of record and you are the beneficial owner. As the beneficial owner of those shares, you are entitled to instruct your nominee as to how to vote your shares. If your shares are held by a third party on your behalf and you wish to attend the Annual Meeting in person and vote at the Annual Meeting, you will need to obtain a legal proxy in your name from that third party.
If you do not specify how you want to vote your shares on your proxy card, or you indicate when voting online or by telephone that you wish to vote as recommended by the Board of Directors, and your shares are not designated as broker non-votes (see below), we will vote them FOR the election of all directors as set forth in Proposal One and FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018 as set forth in Proposal Two. If you do not specify how you want to vote your shares on Proposal Three, the non-binding advisory vote regarding the compensation program for our named executive officers, your vote will be counted as an abstention.
A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally, banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if they have not received voting instructions prior to the time of the voting on the proposals. Proposals One and Three are not considered “routine” matters. Proposal Two is considered a “routine” matter.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and presenting it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company’s Secretary at the Company’s principal executive offices, the address of which is noted on the Notice of Annual Meeting, or hand delivered to the Secretary of the Company, before the taking of the vote at the Annual Meeting.
Quorum
The holders of a majority of the issued and outstanding Voting Shares present either in person or by proxy at the Annual Meeting will constitute a quorum for the meeting. If you have returned valid voting instructions or if you hold your shares in your own name as a holder of record and attend the Annual Meeting in person with your proxy, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be postponed or adjourned until a quorum has been obtained.
Required Votes
The director nominees receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any Voting Shares present in person or by proxy at the Annual Meeting, but not voted for any reason, have no impact in the election of directors, except to the extent that the failure to vote for one or more nominees may result in other nominees receiving a larger number of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.
In order to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018 as described in Proposal Two, the affirmative vote of the holders of at least a majority of the Voting Shares present in person or by proxy at the Annual Meeting is required. The number of shares not voted for approval, broker non-votes and the number of abstention votes cast will be counted as voted against this proposal.
Other Business
We do not intend to bring any business before the Annual Meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted in the proxy.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board of Directors currently consists of seven (7) directors: Lawrence D. Bain, Leigh Feuerstein, Dr. Andrew Fishleder, Michael M. Racy, Chad Parson, Lori Wittman and Jay Wolf. All of our current directors are standing for re-election or in the case of the Series B-1 Director (Jay Wolf), Series B-2 Director (Chad Parson) and Series B Independent Director (Lori Wittman), re-designation. Messrs. Wolf and Parson have been properly designated to serve as the Series B-1 Director and Series B-2 Director, respectively, for the upcoming year. Ms. Wittman has been properly designated to serve as the Series B Independent Director. Accordingly, only four of the seven available positions on the Board of Directors are subject to election at the Annual Meeting. The Board of Directors has nominated all four current directors standing for re-election and recommends that they be elected to hold office until the next annual meeting of stockholders or their successors are duly elected and qualified.
If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend. Information regarding the nominees is set forth below. The four nominees receiving the greatest number of affirmative votes cast will be elected as directors. Except as otherwise directed on the proxy cards, the proxies will vote all valid proxies for the four nominees listed below.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.
NOMINEES FOR DIRECTORS
The Board has recommended the following persons as nominees for election as directors at the Annual Meeting:
Name	First Year as Director	Age	Position
Lawrence D. Bain	2014	68	Chairman of the Board of Directors and Chief Executive Officer
Leigh Feuerstein	2014	46	Director and Chair of the Audit Committee
Dr. Andrew Fishleder	2014	65	Director
Michael M. Racy	2014	56	Director
Lawrence D. Bain has served as our Chief Executive Officer and Chairman of the Board since joining us in July 2014. From August 2009 to July 2014, Mr. Bain served as managing partner of ITH Partners, LLC, a private equity and consulting firm. Through ITH Partners, Mr. Bain provided strategic consulting services to the Company from September 2009 to July 2014 relating to, among other things, strategic business matters, asset management, asset dispositions, financing matters (including debt and equity issuances), corporate governance, insurance, and loan underwriting. From 2000 to 2009, Mr. Bain served as chief executive officer of TrueNorth Advisors, LLC, an investment-banking firm providing capital advisory services to small and mid-sized companies. From 2004 to 2009, Mr. Bain served as chief executive officer of ProLink Solutions, LLC, which designs, manufactures, maintains and sells global positioning satellite (GPS) golf course management systems and software to golf course owners and operators worldwide. Mr. Bain spent approximately 20 years in the securities industry holding managing director positions at Stifel, Nicolaus & Company, Inc., Everen Securities, Dean Witter and EF Hutton. Mr. Bain is a graduate of The Ohio State University. We believe that Mr. Bain’s qualifications to serve on our Board of Directors include his extensive capital markets experience, his demonstrated strategic insight with respect to real estate finance and development companies, and his knowledge and understanding of the Company’s operations and the real estate finance industry in general.
Leigh Feuerstein has served as a director of the Company since July 2014. Mr. Feuerstein is co-founder and CEO of Halen Brands, Inc., a privately-held consumer packaged goods management company with an emphasis in the food segment. From April 2008 to April 2014, Mr. Feuerstein served as chief operating officer and chief financial officer of Element Capital Management LLC, a hedge fund with over $4 billion in assets under management, where he was responsible for overseeing, among other things, accounting, operations, tax and compliance matters, as well as investor relations. In January 1998, Mr. Feuerstein founded Oracle Advisory Services, LLC, a financial advisory and accounting firm, and served as its managing member until April 2008 during which time he was responsible for providing guidance on key operational and deal structure matters to a diverse client base, including multinational corporations, hedge funds, and private equity firms. Mr. Feuerstein is a certified public accountant and earned a Bachelor’s degree in Business Administration from State University of New York—Buffalo. Mr. Feuerstein qualifies as an audit committee financial expert under the rules promulgated by the SEC, and serves as Chair of the Audit Committee of the Board of Directors. We believe Mr. Feuerstein’s qualifications to serve on our Board of Directors include his extensive experience in the asset management industry, his considerable experience in financial and accounting matters, and his experience in the capital markets industry.
Dr. Andrew Fishleder has served as a director of the Company since July 2014. Dr. Fishleder was the Chief Executive Officer of the Cleveland Clinic in Abu Dhabi from 2008 until 2010 where he was responsible for overseeing hospital design and the development of budgets, business plans, staffing plans and start-up hiring. From 2002 to 2008, Dr. Fishleder was Executive Dean at the Cleveland Clinic Lerner College of Medicine of Case Western Reserve University (CWRU) where his responsibilities included oversight of budgeting, donor relations, faculty affairs, curriculum development, and the interface between CWRU and Cleveland Clinic. Dr. Fishleder graduated from the University of Michigan Medical School in 1978. Dr. Fishleder presently serves on the Audit Committee and Compensation Committee of our Board of Directors. We believe Dr. Fishleder’s qualifications to serve on our Board of Directors include his extensive leadership experience related to human capital, organizational development and assessing management effectiveness.
Michael M. Racy has served as a director of the Company since July 2014. Mr. Racy has extensive experience in the real estate development and government relations fields. In April 1997, Mr. Racy founded Racy Associates, Inc., a government relations firm for which he has served as President since its founding. Mr. Racy has been involved in significant real estate development projects in multiple sectors and has a considerable amount of experience in obtaining the necessary entitlements for major real estate development projects. Mr. Racy serves on the Compensation Committee of our Board of Directors. We believe Mr. Racy’s qualifications to serve on our Board of Directors include his extensive knowledge of the real estate development industry.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL FOUR NOMINEES.
Director Designee of the Series B-1 Preferred Shares
The holders of our Series B-1 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-1 Preferred Shares to serve as a member of our Board of Directors (the “Series B-1 Director”). The Series B-1 Director may be removed at any time with or without cause only by the holders of a majority of the Series B-1 Preferred Shares, and any vacancy in the directorship designated by the Series B-1 Preferred Shares may be filled only by the holders of a majority of the Series B-1 Preferred Shares. The holders of the Series B-1 Preferred Shares have re-designated Jay Wolf to serve as the Series B-1 Director. The Board has reviewed the qualifications of Mr. Wolf and believes that Mr. Wolf will make valuable contributions to the Board and the governance of the Company. Mr. Wolf’s biographical information is set forth below:
Jay Wolf (age 45) has served as a director of the Company since July 2014. From July 2010 to the present, Mr. Wolf has been Managing Member of Juniper Capital Partners, LLC, a private investment firm and parent company of Juniper NVM and JCP Realty. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital Management LLC, the manager of an activist hedge fund primarily focused on distressed small-cap public companies where Mr. Wolf assisted portfolio companies through board participation, the assemblage of management teams, and the establishment of business and financial strategies for these companies. Prior to his work at Trinad, Mr. Wolf served as Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd., a marketing communications firm providing advertising, public relations and related services. Mr. Wolf began his career as an analyst in the senior debt department of Canadian Corporate Funding, Ltd., a Toronto-based merchant bank, and subsequently for Trillium Growth Capital, the firm’s venture capital fund. We believe Mr. Wolf’s qualifications to serve on our Board of Directors include his previous and current active advisory role in Juniper’s portfolio of private equity and real estate investments and his prior service on the boards of several public companies, including service as lead independent director. As the Series B-1 Director, Mr. Wolf serves on the Investment Committee of the Board of Directors.
Director Designee of the Series B-2 Preferred Shares
The holders of our Series B-2 Preferred Shares are entitled to elect an individual designated by the holders of a majority of the Series B-2 Preferred Shares to serve as a member of our Board of Directors (the “Series B-2 Director”). The Series B-2 Director may be removed at any time with or without cause only by the holders of a majority of the Series B-2 Preferred Shares, and any vacancy in the directorship designated by the Series B-2 Preferred Shares may be filled only by the holders of a majority of the Series B-2 Preferred Shares. The holders of the Series B-2 Preferred Shares have designated Chad Parson to serve as the Series B-2 Director. The Board has reviewed the qualifications of Mr. Parson and believes that Mr. Parson will make valuable contributions to the Board and the governance of the Company. Mr. Parson’s biographical information is set forth below:
Chad Parson (age 49) joined the IMH board effective April 24, 2017. Since March 1998, Mr. Parson has worked at J.P. Morgan Securities LLC and is currently a Managing Director in J.P. Morgan’s Special Opportunities Group. During his nineteen year career at J.P. Morgan’s investment bank, Mr. Parson held several positions in areas which include debt capital markets, credit derivatives and risk, and served as Head of Repackaging for North America. Since 2009, he has been focused on special situations for the investment bank, and currently serves on the underwriting commitments committee for structured credit products. Mr. Parson is a member of the New York Bar Association and practiced as an attorney at Shearman & Sterling prior to joining J.P. Morgan. In addition to the IMH board, he currently serves on the boards of six companies based in the United States, Cayman Islands and Spain. Mr. Parson received a B.A. in 1990 from Duke University and a J.D. in 1995 from Fordham University School of law. As the Series B-2 Director, Mr. Parson serves on the Investment Committee of the Board of Directors.
Series B Independent Director
For so long as Juniper holds 50% or more of the number of shares of B-1 Preferred Shares it was issued on the Series B Original Issue Date and Chase Funding holds 50% or more of the number of shares of Series B-2 Preferred Shares it acquired on the JPM Acquisition Date, the holders of the B-1 Preferred Shares and B-2 Preferred Shares, are entitled to vote for the election of the Series B Independent Director. Since Juniper holds and has continuously held since the Series B Original Issue Date all of the B-1 Preferred Shares and Chase Funding holds and has continuously held since the JPM Acquisition Date all of the B-2 Preferred Shares, Juniper and Chase Funding jointly have the right to designate the Series B Independent Director. Juniper and Chase Funding have re-designated Lori Wittman to serve as the Series B Independent Director. The Board has reviewed the qualifications of Ms. Wittman and believes that she will make valuable contributions to the Board and the governance of the Company. Ms. Wittman’s biographical information is set forth below:
Lori Wittman (age 59) has served as a director of the Company since July 2014. Ms. Wittman has extensive experience in the real estate development industry and since August 2017 has served as Executive Vice President, Chief Financial Officer and as a member of the board of directors of Big Rock Partners Acquisition Corp., a special purpose acquisition company (NASDAQ: BRPAU), targeting the acquisition of senior housing operators. From August 2015 to August 2017, Ms. Wittman served as Executive Vice President and Chief Financial Officer of Care Capital Properties, Inc. (“CCP”) a public Real Estate Investment Trust (“REIT”) that was spun-off by Ventas, Inc., where she had served as Senior Vice President of Capital Markets & Investor Relations. Ventas, a publicly-held REIT, owns over 1,600 healthcare properties across the United States and Canada. During her tenure at Ventas, Ms. Wittman had oversight responsibilities for all capital market, investor relations and marketing activities and oversaw the corporate analyst team responsible for the corporate earnings model. From 2006 through 2011, Ms. Wittman was

Chief Financial Officer & Managing Principal for Big Rock Partners, LLC, a real estate private equity firm focused on generating returns through development and redevelopment, where she led all capital markets, accounting and investor activities. Ms. Wittman has also served in various capacities for General Growth Properties, Heitman Financial and Homart Development Company, all entities involved in the investment and/or development of real estate. Ms. Wittman has served on the Board of Directors and as Head of the Audit Committee of Green Realty Trust, Inc. Ms. Wittman received her MBA with a concentration in Finance and Accounting from the University of Chicago, and her Masters in City Planning in Housing and Real Estate Finance from the University of Pennsylvania. Ms. Wittman serves as a member of our Audit Committee and as Chairperson of the Compensation Committee of our Board of Directors. We believe that Ms. Wittman’s qualifications to serve on our Board of Directors include her extensive experience in the real estate investment industry, her considerable experience in financial and accounting matters, and her experience in the capital markets industry.

CORPORATE GOVERNANCE
We believe that we have implemented effective corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written corporate governance policies, including a Code of Business Conduct and Ethics, and the charters for our Audit Committee, Compensation Committee and Investment Committee can be found on our website at www.imhfc.com.
Director Independence
The Board reviews the independence of each director at least annually. During these reviews, the Board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Although our shares are not listed for trading on any national securities exchange, our Board has adopted the independence requirements of the New York Stock Exchange (NYSE) in making its determination regarding the independence of its members. The Board has conducted its annual review of director independence. Based upon the foregoing review, the Board has determined that all of our directors are independent other than Mr. Bain, our Chief Executive Officer, and Messrs. Wolf and Parson, the Series B-1 Director and Series B-2 Director, respectively. Accordingly, our Board of Directors is comprised of a majority of independent directors.
Board and Committee Meetings
The Board of Directors held three meetings during 2017. The directors also, on occasion, communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent of all of the directors, in accordance with our Certificate of Incorporation, By-laws and Delaware law. Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Investment Committee. Members of such committees met formally and informally from time to time throughout 2017 on committee matters, with the Audit Committee holding four meetings, the Compensation Committee holding three meetings, and the Investment Committee holding five formal meetings. Each director attended, in person or by telephone, at least 75% of the meetings of the Board and any committee of which he or she was a member.
Attendance at Annual Meeting
Although the Company does not have a policy with respect to attendance by members of the Board of Directors at its annual meeting of stockholders, all directors are encouraged to attend. Mr. Bain was present at the stockholders meeting held on June 29, 2017.
Committees
General.   The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and an Investment Committee. The Audit Committee and Compensation Committee are comprised solely of independent directors as defined in NYSE listing standards. The Board of Directors has adopted a written charter for each of the committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available on our website at www.imhfc.com/InvestorRelations.htm. Stockholders may request copies of these corporate governance documents, free of charge, by writing to IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253, Attention: Corporate Secretary.
Audit Committee.   The Audit Committee is responsible for, among other things, assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements, (iii) the performance of the Company’s auditors; and (iv) the Company’s internal accounting and financial reporting controls. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s auditors. Additionally, the Audit Committee is responsible for approving all related-party transactions that are required to be disclosed pursuant to

Item 404 of SEC Regulation S-K. Each member of the Audit Committee is an independent director as defined by applicable NYSE listing standards and SEC Rule 10A-3. Each member of the Audit Committee also is financially literate. The current members of the Audit Committee are Leigh Feuerstein (Chair), Dr. Andrew Fishleder and Lori Wittman. The Board of Directors has determined that Leigh Feuerstein is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held four meetings during 2017.
Compensation Committee.   The Compensation Committee is responsible for, among other things, overseeing (i) the compensation of the Company’s executive officers, (ii) the Company’s overall compensation programs, and (iii) the Company’s talent management and organizational development. The Compensation Committee also is responsible for evaluating the performance of our Chief Executive Officer, reviewing and approving the salary and other compensation (including equity-based incentives) of our Chief Executive Officer, overseeing and administering the Company’s equity and non-equity incentive plans, and engaging and determining the fees of any compensation consultants. The Compensation Committee has the authority to delegate certain authority to one or more executive officers of the Company with respect to changes to, and the administration of, our existing employee benefit plans. In making its compensation decisions and recommendations (other than with respect to the compensation of our Chief Executive Officer), the Compensation Committee takes into account the recommendation of our Chief Executive Officer. Other than giving his recommendation, our Chief Executive Officer does not participate in the Compensation Committee’s decisions regarding his own compensation. The Compensation Committee is appointed by the Board, and consists entirely of independent directors, as defined by applicable NYSE listing standards. The current members of this committee are Dr. Andrew Fishleder (Chair), Michael M. Racy and Lori Wittman. The Compensation Committee held three meetings during 2017.
Investment Committee.   The primary purposes of the Investment Committee are to assist the Board in reviewing the Company’s investment policies and strategies and in overseeing the Company’s capital and financial resources. No “Investment” (as defined in the Investment Committee’s Charter, a copy of which is posted on the Company’s website at www.imhfc.com/InvestorRelations.htm) on behalf of the Company may be made without the Committee’s approval or the approval of a delegate of the Committee pursuant to an appropriate delegation of the Committee’s authority. In order to carry out its mission and function, and subject to the terms of the Company’s Certificate of Incorporation, the Committee has the authority to:
•
review the investment policies, strategies, transactions and programs of the Company and its subsidiaries to ensure they are consistent with the goals and objectives of the Company;

•
evaluate and approve or disapprove each proposed Investment on behalf of the Company;

•
determine whether applicable investment policies are consistently followed and that procedures are in place to ensure that the Company’s investment portfolio is managed in compliance with its policies;

•
review the performance of the investment portfolios of the Company and its subsidiaries; and

•
approve and revise as appropriate, the Company’s investment policies and guidelines.

The current members of the Investment Committee are Lawrence D. Bain (Chair), Chad Parson and Jay Wolf. The Investment Committee held five meetings during 2017.
Nominating Committee.   We do not have a standing Nominating Committee. Our Board of Directors has determined that it is appropriate for us not to have a Nominating Committee because all of the matters for which a Nominating Committee would be responsible are presently considered by our entire Board of Directors. We do not have a charter that governs the director nomination process.
Each member of our Board of Directors participates in the consideration of director nominees other than with respect to the Series B-1 Director, the Series B-2 Director and Series B Independent Director who are designated by the holders of our Preferred Shares as described elsewhere in this Proxy Statement. The process followed by our Board of Directors to identify and evaluate director candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of our Board of Directors. In considering whether to recommend any particular candidate for inclusion in its slate of recommended director nominees, our Board of Directors considers various criteria including the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest, and ability to act in the interests of all stockholders. Our Board of Directors does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors does not have a policy with regard to the consideration of diversity in identifying director candidates, but our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a whole, should provide a composite mix of experience, knowledge, and abilities that will allow our Board of Directors to fulfill its responsibilities.
Stockholders may recommend individuals to our Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background material has been provided on a timely basis, our Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
The Board does not currently use an independent search firm in identifying candidates for service on the Board.
The Board will give appropriate consideration to qualified persons recommended by stockholders for nomination as our directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:
•
the name and address of the stockholder and each director nominee;

•
a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting in which such director nominee will be considered for election;

•
a description of any and all arrangements or understandings between the stockholder and each director nominee;

•
such other information regarding the director nominee that would have been required to be included by the SEC in a proxy statement had the director nominee been named in a proxy statement;

•
a brief description of the director nominee’s qualifications to be a director; and

•
the written consent of the director nominee to serve as a director if so elected.

Subject to meeting the above requirements, the Board evaluates director nominees proposed by stockholders using the same criteria as for other candidates not nominated by stockholders.
Board Leadership Structure
We operate in a dynamic industry. Therefore, the Board of Directors believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman of the Board because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, we believe that he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:
•
focus the Board of Directors on the most significant strategic goals and risks of our businesses;

•
utilize the individual qualifications, skills and experience of each director in order to maximize his or her contribution to the Board of Directors;

•
ensure that each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable him or her to make informed judgments; and

•
facilitate the flow of information between the Board of Directors and management of the Company.

The Board of Directors believes that by combining the roles of Chairman and Chief Executive Officer in one person, it promotes the strategic development and execution of our business strategies, which is essential to effective governance. The Board has chosen not to appoint a “lead director,” but instead uses executive sessions of the independent directors, as necessary. In addition, the Audit Committee and Compensation Committee are comprised solely of independent directors. We believe that shared leadership responsibility among the independent directors, as opposed to a single lead director, results in increased engagement of the Board of Directors as a whole, and that having a strong, independent group of directors fully engaged is important for good governance.
The Board’s Role in Risk Oversight
Our Board of Directors oversees the Company’s risk management efforts by reviewing information provided by management in order to oversee risk identification, risk management, and risk mitigation strategies. Our Board committees assist the Board in overseeing our material risks by focusing on risks related to the particular area of concentration of that committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting, internal control and related-party transaction risks, and our Investment Committee oversees risks associated with the investments of the Company. Each committee reports its discussions of the applicable relevant risks at such Board meetings as appropriate. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.
Communications with Directors
Stockholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management Directors. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address:
Board of Directors
IMH Financial Corporation
c/o Jonathan Brohard, Corporate Secretary
7001 N. Scottsdale Road, Suite 2050
Scottsdale, AZ 85253
All communications received as described above will be opened by our Secretary for the sole purpose of determining whether the contents constitute a communication to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the director or directors to whom it is addressed. In the case of communications to our Board of Directors or to any group of directors, our Secretary will make sufficient copies of the contents to send to each addressee.
Compensation Committee Interlocks and Insider Participation
In 2017, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be construed to constitute an interlocking relationship (as described in Item 407(e)(iii) of SEC Regulation S-K).
Code of Business Conduct and Ethics
The Company’s Code of Business Conduct and Ethics applies to all of its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Business Conduct and Ethics and all Committee charters are posted on the Company’s website at www.imhfc.com/InvestorRelations.htm.
Certain Legal Proceedings
In January 2008, Atherton-Newport Investments, LLC (“Atheron-Newport”) filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Central District of California, Santa Ana Division. At the time of such filing, Mr. Brohard was an Executive Vice President of Atherton-Newport. The proceeding was dismissed in June 2011. In March 2008, Starvox Communications, Inc. (“Starvox”) filed a petition for liquidation under Chapter 7 of the Bankruptcy Code in the United States

Bankruptcy Court for the Northern District of California, San Jose Division. Mr. Wolf, one of our directors, was Chief Operating Officer and Chief Financial Officer of Starvox from March 2005 to March 2007. Shells Seafood Restaurants, Inc., a company for which Mr. Wolf formerly served as a director, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, in September 2008. In July 2009, Mr. Bain, the Company’s Chief Executive Officer, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona. Mr. Bain received a full discharge and the case was terminated in August 2011.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of and transactions in our common stock and other equity securities.
Based solely on a review of SEC filings and other procedures performed as deemed necessary, we believe that all Reporting Persons complied with these requirements during 2017.

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2018. The Board of Directors recommends stockholder ratification of the appointment of BDO.
Although stockholder ratification of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of BDO as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of BDO.
Principal Accounting Fees and Services
Audit Fees.   The aggregate amount billed by BDO for audit services performed for the fiscal years ending December 31, 2017 and December 31, 2016 was $0.5 million and $0.4 million, respectively. Fees include those associated with annual audit services, the review of our quarterly reports on Form 10-Q, and assistance with and review of documents to be filed with the SEC.
Audit-Related Fees.   The Company paid fees totaling $26,000 to BDO for audit-related services for the fiscal year ended December 31, 2016 and none for the year ended December 31, 2017. Audit-related services principally include due diligence, consents and assistance with review of documents pertaining to acquisitions.
Tax Fees.   The Company neither incurred nor paid any fees for tax-related services to BDO in the fiscal years ended December 31, 2017 and December 31, 2016.
All Other Fees.   No other fees for any other services not included above were incurred in 2017 or 2016.
The Audit Committee must pre-approve all audit and permitted non-audit services to be provided by our principal independent registered public accounting firm. Each year, the Audit Committee approves the retention of the independent registered public accounting firm to audit our financial statements, including the associated fees. All of the services described above were approved by the Audit Committee. The Audit Committee has considered whether the provisions of such services, including non-audit services, by BDO is compatible with maintaining BDO’s independence and has concluded that it is.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, we are providing our stockholders an opportunity to indicate whether they support our Named Executive Officer compensation as described in this Proxy Statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the tabular disclosures regarding Named Executive Officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. The Compensation Committee believes an effective compensation program should be one that is designed to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value. We believe that our executive compensation program is designed to reasonably and fairly recruit, motivate, retain and reward our executives for achieving our objectives and goals.
At our 2015 annual meeting of stockholders held on July 21, 2015, stockholders cast an advisory vote on the compensation of our Named Executive Officers. More than 86% of the votes cast on our “say on pay” proposal were in favor of our compensation of our Named Executive Officers. The Board of Directors and its Compensation Committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote.
At the same annual meeting, stockholders cast an advisory vote on the frequency of the casting of advisory votes on the compensation of our Named Executive Officers. More than 81% of the votes cast on our “say on frequency” proposal were in favor of the preferred voting frequency of every three years. The next opportunity to cast an advisory vote on the compensation of our Named Executive Officers will be at our 2021 annual meeting of stockholders.
The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The proposal will be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is composed of three directors, all of whom are independent in accordance with the applicable NYSE listing standards and by applicable laws and rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. The charter imposes on the Audit Committee the duties and responsibilities imposed upon audit committees generally by applicable legal requirements and regulations, particularly those contained in the Sarbanes-Oxley Act of 2002 (“SOX”) and the SEC rules promulgated pursuant to SOX. The written charter of the Audit Committee is posted and available on our website at www.imhfc.com/InvestorRelations.
Management is responsible for the Company’s internal controls and financial reporting process. BDO, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.
In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management follows appropriate accounting and financial reporting principles or maintains appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or the audited financial statements are presented in accordance with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with the Company’s management and BDO the audited consolidated financial statements of the Company for the year ended December 31, 2017. The Audit Committee also has discussed with BDO the matters required to be discussed by Auditing Standard 1301 — Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee has also received and reviewed the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding auditor communications with the Audit Committee concerning independence, and has discussed with BDO their independence. The Audit Committee also has considered whether BDO’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Leigh Feuerstein, Chair
Dr. Andrew Fishleder
Lori Wittman

EXECUTIVE OFFICERS
The following table summarizes information regarding the current executive officers of the Company:
Name	Age	Title
Lawrence D. Bain	68	Chief Executive Officer and Chairman of the Board of Directors
Jonathan T. Brohard	49	Executive Vice President, General Counsel and Secretary
Samuel J. Montes	51	Chief Financial Officer
Lawrence D. Bain has served as our Chief Executive Officer and Chairman of the Board since joining us in July 2014. From August 2009 to July 2014, Mr. Bain served as managing partner of ITH Partners, LLC (“ITH Partners”), a private equity and consulting firm. Through ITH Partners, Mr. Bain provided strategic consulting services to the Company from September 2009 to July 2014 relating to, among other things, strategic business matters, asset management, asset dispositions, financing matters (including debt and equity issuances), corporate governance, insurance, and loan underwriting. From 2000 to 2009, Mr. Bain served as chief executive officer of TrueNorth Advisors, LLC, an investment-banking firm providing capital advisory services to small and mid-sized companies. From 2004 to 2009, Mr. Bain served as chief executive officer of ProLink Solutions, LLC, which designs, manufactures, maintains and sells global positioning satellite (GPS) golf course management systems and software to golf course owners and operators worldwide. Mr. Bain spent approximately 20 years in the securities industry holding managing director positions at Stifel, Nicolaus & Company, Inc., Everen Securities, Dean Witter and EF Hutton. Mr. Bain is a graduate of The Ohio State University. The Company believes that Mr. Bain’s qualifications to serve on our Board of Directors include his extensive capital markets experience, his demonstrated strategic insight with respect to real estate finance and development companies, and his knowledge and understanding of the Company’s operations and industry.
Jonathan T. Brohard has served as our Executive Vice President & General Counsel since January 2015. Mr. Brohard also serves as our Chief Compliance Officer, Director of Human Resources and Corporate Secretary. From July 2011 until joining the Company in January 2015, Mr. Brohard was an equity shareholder at Polsinelli, PC, a national AmLaw 100 law firm, where he focused his practice on advising clients with respect to real estate acquisitions and real estate development matters, complex financing structures, including institutional debt and equity, private equity, joint ventures and syndications. Previously, from January 2010 to July 2011, Mr. Brohard served in various consulting and executive positions with American Spectrum Realty Management, a real estate investment and management company with more than 135 properties located across 22 states and more than 240 employees. From 2004 until 2010, Mr. Brohard also served as Executive Vice President of Atherton-Newport Investments, LLC, a real estate investment firm. Mr. Brohard received his B.S. in Finance, summa cum laude, from West Virginia University, and his law degree from the University of Virginia.
Samuel J. Montes has served as our Chief Financial Officer since April 2016. Mr. Montes joined IMH in April 2007 and since that time has served in the various capacities of Controller, Director of Financial Reporting and Compliance, Vice President of Finance and, most recently, Senior Vice President of Finance. Prior to joining IMH, Mr. Montes served as Senior Financial Analyst from September 2005 through March 2007 for Picerne Real Estate Group, a privately-owned, national real estate developer and manager of multi-family residential housing. From November 2004 through August 2005, Mr. Montes served as the Director of Finance for Childhelp USA, a national not-for-profit organization. Mr. Montes’ prior experience includes over 13 years with international public accounting firms, where he specialized in real estate, gaming and public sector clients. Mr. Montes has over 25 years of experience in finance and accounting, primarily in the real estate industry. Mr. Montes currently serves as a member of the corporate advisory board of the Phoenix chapter of the Association of Latino Professionals for America. Mr. Montes graduated from California State University of Los Angeles with a Bachelor of Science Degree in Business Administration with a focus in Accounting.

Executive Compensation
Summary Compensation Table
The following table summarizes compensation information for the Company’s Chief Executive Officer, Executive Vice President, and Chief Financial Officer who are the only named executive officers for the fiscal years ended December 31, 2017 and 2016:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Options Awards(1) ($)	All Other Compensation ($)	Total ($)
Lawrence D. Bain, Chief Executive Officer and Chairman of the Board of Directors	2017	$1,101,300	$290,250	$193,500	$—	$655,048(2)	$2,240,098
	2016	1,058,542	—	—	—	$110,817(2)	$1,169,359
Samuel J. Montes, Chief Financial Officer	2017	275,000	60,709(7)	180,021	—	13,556(4)	529,286
	2016	252,132	60,000(7)	—	—	12,147(4)	324,279
Jonathan T. Brohard, Executive Vice President, General Counsel and Secretary	2017	450,882	126,851(3)	84,567	—	17,297(5)	679,597
	2016	452,750	175,000(3)	—	—	19,500(5)	647,250
Lisa Jack, Chief Financial Officer	2016	93,809	—	—	—	4,468(6)	98,277

(1)
The amounts reported in this column reflect the non-cash, aggregate fair value of time-vested restricted stock units and stock option awards at the grant date computed in accordance with FASB ASC Topic 718 “Stock Compensation.”

(2)
Includes Company contributions of  $8,825 and $3,364 to the Company’s 401(k) program, life and disability insurance premiums paid by the Company of  $51,675 and $51,473, and payments of $594,548 and $55,980 made under Mr. Bain’s employment agreement in connection with the disposition of certain legacy assets held by the Company sold at values in excess of 110% of their carrying value as of December 31, 2010, for the years ended December 31, 2017 and 2016, respectively.

(3)
Represents a discretionary board approved bonus of  $126,851 and a guaranteed bonus of  $175,000 in accordance with the terms of Mr. Brohard’s employment agreement for the years ended December 31, 2017 and 2016, respectively.

(4)
Includes Company contributions of  $10,600 and $10,422 to the Company’s 401(k) program and disability insurance premiums paid by the Company of  $2,956 and $1,725 for the years ended December 31, 2017 and 2016, respectively.

(5)
Other compensation includes Company contributions of  $10,600 and $17,292 to the Company’s 401(k) program, and disability insurance premiums paid by the Company of  $6,697 and $2,208 for the years ended December 31, 2017 and 2016, respectively.

(6)
Other compensation includes Company contributions of  $3,752 to the Company’s 401(k) program and disability insurance premiums paid by the Company of  $715 for the year ended December 31, 2016.

(7)
Includes a guaranteed bonus of  $50,000 payable in accordance with the terms of Mr. Montes’ employment agreement, of which $30,000 and $20,000 was paid during the years ended December 31, 2017and 2016, respectively, and additional board approved discretionary bonuses of  $30,709 and $40,000 for the years ended December 31, 2017 and 2016, respectively.

Outstanding Equity Awards as of Fiscal Year End
The following table provides certain information with respect to equity awards outstanding at December 31, 2017:
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence D. Bain, Chief Executive Officer	150,000(1)	—	$9.58	June 30, 2021
	1,000,000(2)	—	$1.72	July 24, 2024
Samuel J. Montes, Chief Financial Officer	35,000(1)	—	$9.58	June 30, 2021
	65,000(3)	21,667	$1.72	April 1, 2025

(1)
These options were issued to Messrs. Bain and Montes in July 2011 and vested over a three–year period that ended in July 2014.

(2)
These constitute warrants that were issued to an affiliate of Mr. Bain in July 2014 and were immediately vested.

(3)
These options vest ratably in three equal annual installments with the first installment vesting on May 31, 2016.

Narrative Disclosure to Summary Compensation Table
Executive Compensation Philosophy and Objectives
We seek to encourage highly qualified and talented executives to maintain their employment with us for an extended period of time and, as such, we endeavor to compensate our executives, including the named executive officers, at rates that we believe to be at or above market. Our executive compensation program is guided by the following key principles:
•
compensation should be fair to both the executive and us;

•
total compensation opportunities should be at levels that are highly competitive for comparable positions at companies with whom we compete for talent;

•
financial incentives should be available to our executives to achieve key financial and operational objectives set by our Board of Directors; and

•
an appropriate mix of fixed and variable pay components should be utilized to establish a “pay-for-performance” oriented compensation program.

Our executive compensation program takes into consideration the following: (i) the marketplace for the individuals that we seek to attract, retain and motivate; (ii) our past practices; and (iii) the talents that each individual executive brings to us. Except in certain instances when we bring on a new executive officer, we have not utilized the services of a compensation consultant to provide advice or recommendations on the amount or form of executive compensation and have not engaged in any formal benchmarking. Rather, compensation decisions have historically been based exclusively on the market knowledge of our Board of Directors, as supplemented by other of our personnel.
Elements of Compensation
The principal elements of the Company’s executive compensation program consist of base salary, long-term incentives (equity-based compensation) and short-term incentives (cash bonuses), and other benefits generally available to the Company’s employees including our 401(k) plan. The Company does not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. The Company does not maintain any defined-benefit pension plans or other supplemental executive retirement plans for the Company’s named executive officers, and the Company’s named executive officers have been entitled to only limited perquisites.
Base Salary.   Base salary is a compensation element that is not at risk and is designed to compensate the Company’s named executive officers for their roles and responsibilities and provide a stable and fixed level of compensation that serves as a retention tool. Each executive’s base salary is determined based on the executive’s role and responsibilities, unique skills and future potential, as well as the Company’s financial condition and available resources.
Short-Term Cash Incentive Opportunity.   The Company maintains a bonus plan to provide its executive officers and certain other employees with annual cash incentives for superior performance. Executive officers are eligible for an annual bonus based upon the size of an Executive Bonus Pool (which is to be no less than 10% of a modified pre-tax earnings (“MPTE”) target established by the Compensation Committee) and each participant’s percentage interest in the Executive Bonus Pool. If the Company achieves between 60% and 100% of the MPTE target, a sliding scale is used to determine the amount of the Executive Bonus Pool for that plan year. If the Company’s actual MPTE exceeds the MPTE target established for that plan year, the Compensation Committee, in its discretion, may increase the Executive Bonus Pool. If the Company achieves less than 60% of the MPTE target, then no bonuses are payable under the plan. Notwithstanding the Company’s failure to meet the 60% threshold, the Compensation Committee may, in its discretion, approve bonuses for the Company’s executive officers and other employees.
Long-Term Equity Incentive Opportunity.   Equity-based compensation is discretionary, and is administered by the Compensation Committee. Equity-based compensation awarded to the Company’s named executive officers is summarized above.
Employment Agreements
The Company believes that entering into employment agreements with each of its named executive officers is necessary in order to attract and retain talented and experienced individuals for the Company’s senior level positions. In addition to base salary, each employment agreement provides the executive officer with the opportunity to earn cash and equity-based bonus compensation. In this way, the employment agreements help the Company meet the initial objective of its compensation program. For more details of these employment agreements and arrangements, see the disclosure under “Executive Compensation — Summary Compensation Table.”
2010 Employee Stock Incentive Plan
Under the First Amended and Restated 2010 IMH Financial Corporation Employee Stock Incentive Plan (the “2010 Equity Incentive Plan”), the Company can grant equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, and other stock-based awards, which are used to attract, retain and motivate qualified employees. The Company believes that the equity-based awards available under our 2010 Equity Incentive Plan help align the interests of award recipients with the interests of our stockholders. During the year ended December 31, 2017, the Company issued 364,019 shares of restricted Company stock under the 2010 Equity Incentive Plan, net of certain tax elections made by such grantees. During the year ended December 31, 2016, the Company authorized the grant of 86,207 shares of restricted Company stock with award dates effective in April 2017 (including 11,695 shares to Mr. Montes), and issued options to purchase 324,500 shares of Company stock under the 2010 Equity Incentive Plan.
Deferred Compensation Program
In November 2014, the Compensation Committee approved the adoption of the IMH Financial Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) which, among other things, allows eligible employees and non-employee directors of the Company to defer up to 90% of their base salaries or director fees, as applicable, and up to 90% of their bonuses. The Deferred Compensation Plan also allows the Company to credit additional amounts to the bookkeeping accounts maintained on behalf of the participants in such amounts as may be determined by the Compensation Committee. Such discretionary credits will generally be subject to vesting restrictions.
Additional Compensation Programs
In addition to the compensation programs described above, the Company may establish other compensation plans and programs for the benefit of its executive officers and other employees, including, but not limited to, additional short or long-term incentive compensation plans and severance, change-in-control or other similar benefit plans.
Section 162(m) Policy
Section 162(m) of the Code generally disallows a tax deduction by publicly held corporations for compensation over $1 million paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. In order to deduct option awards and annual bonuses under Section 162(m), the option awards and bonuses must be approved by a Compensation Committee consisting solely of independent directors. Notwithstanding the foregoing, the Company may not preserve the deductibility of compensation in all cases.
Employment, Change in Control and Severance Agreements
Under the terms of the respective employment agreements with each of Messrs. Bain, Brohard and Montes, various provisions exist with respect to a change in control of the Company, termination for cause, and termination for good reason, as such terms are defined in the executive’s respective employment agreement.
Upon any termination of Mr. Bain during the term of his employment agreement, Mr. Bain, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Bain is terminated with cause or Mr. Bain resigns without good reason, then Mr. Bain will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool. In the event of Mr. Bain’s termination without cause or as a result of a disability, or if Mr. Bain resigns with good reason, Mr. Bain will also be entitled to a severance payment equal to three years average annual compensation and the continued receipt of welfare benefits for a thirty-six (36) month term. Upon Mr. Bain’s death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool. In the event of a change in control of the Company, or if Mr. Bain is terminated without cause, or as a result of his death, all of Mr. Bain’s unvested equity-based awards that have been granted by the Company shall become fully vested.
Upon any termination of Mr. Brohard during his employment period with the Company, Mr. Brohard, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Brohard is terminated with cause or Mr. Brohard resigns without good reason, then Mr. Brohard will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool or any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of Mr. Brohard’s termination without cause or as a result of a disability, or if Mr. Brohard resigns with good reason, Mr. Brohard will also be entitled to a severance payment equal to $1,425,000 less any base salary and guaranteed bonus paid for the year of termination, provided, however, that if such termination occurs after the 24 month anniversary of his employment but before the 36 month anniversary of his employment, the severance payment shall be equal to one year’s base salary plus any unpaid bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. Upon Mr. Brohard’s death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of a change in control of the Company, or if Mr. Brohard is terminated without cause, or as a result of his death, all of Mr. Brohard’s unvested equity-based awards that have been granted by the Company shall become fully vested.
Upon any termination of Mr. Montes during his employment period with the Company, Mr. Montes, or his estate, shall in all events be paid all accrued but unpaid base salary and benefits, provided that in the event that Mr. Montes is terminated with cause or Mr. Montes resigns without good reason, then Mr. Montes will not be eligible to receive any unpaid bonus arising out of the Company’s executive bonus pool or any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of Mr. Montes’ termination without cause or as a result of a disability, or if Mr. Montes resigns with good reason, Mr. Montes will also be entitled to a severance payment equal to 50% of his base salary and guaranteed bonus paid for the year of termination. Upon Mr. Montes’ death, his estate or designated beneficiary will also be entitled to be paid a pro rata portion of any bonus arising out of the Company’s executive bonus pool and any bonus arising out of a bonus program created to reduce the use of outside legal resources. In the event of a change in control of the Company, or if Mr. Montes is terminated without cause, or as a result of his death, all of Mr. Montes’ unvested equity-based awards that have been granted by the Company shall become fully vested.
The payment of any severance payment is conditioned upon the executive executing and not revoking a customary separation agreement, including customary restrictive covenants.
Director Compensation
Under our current director compensation program, each non-employee and independent director of the Company is entitled to receive the following: (i) an annual cash retainer of  $40,000 payable in advance in equal quarterly installments; (ii) a cash payment of  $2,500 for each attended board meeting; and (iii) an annual grant of restricted common stock in an amount equal to $20,000 based on the fair market value of such shares to vest twelve months after the date of grant. In addition, each independent director is entitled to receive a cash payment of  $50,000 upon his initial election or appointment to the Board, payable on the second anniversary of such director’s appointment or election provided the director is then serving as a director as of such second anniversary date. In addition, each member of the Audit Committee receives an annual cash fee of  $12,500, except in the case of the Chairperson of the Audit Committee, who receives an annual cash fee of  $25,000, and each member of the Audit Committee also receive a cash payment of $1,500 for each attended committee meeting. Each member of the Compensation Committee receives an annual cash fee of  $5,000, except in the case of the Chairperson of the Compensation Committee, who receives an annual cash fee of  $10,000. Each member of the Compensation Committee also receives a cash payment of  $1,000 for each attended committee meeting. Each member of the Investment Committee receives a cash payment of  $5,000 for each investment opportunity brought before the Investment Committee for approval.
The following table sets forth information regarding fiscal 2017 compensation for each director other than Mr. Bain, whose compensation is set forth above in the Summary Compensation table.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	All Other Compensation(1)	Total
Leigh Feuerstein(2)	$131,000	$40,000	$13,916	$87,250
Andrew Fishleder, M.D.(2)	127,500	40,000	3,287	78,235
Michael M. Racy(2)	109,000	40,000	—	57,065
Lori Wittman(2)	132,500	40,000	4,304	50,922
Jay Wolf	—	—	10,528	7,767
Seth Singerman	—	—	6,899	6,899

(1)
Includes travel related expense reimbursements. Does not include: (i) consulting fees of  $1.7 million paid in fiscal year 2017 to JCP Realty, an affiliate of Mr. Wolf, pursuant to the JCP Consulting Agreement. See “Certain Relationships and Related Party Transactions” for further information regarding the terms of these agreements.

(2)
Each elected or appointed independent director still serving on the second anniversary of such director’s election or appointment to the Board is entitled to a cash payment of  $50,000 promptly after such second anniversary date. This payment was earned during 2016 but the payment of such amount was deferred until 2017. As such, this amount is included in the foregoing table.

(3)
While each non-employee and independent director of the Company is entitled to an annual grant of restricted common stock in an amount equal to $20,000 based on the fair market value of such shares, the issuance of such shares for each of the years ended 2015 and 2016 did not occur in 2016, but rather were issued in April 2017. As such, the amounts for these two annual periods are included in the foregoing table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following tables set forth certain information regarding the number of voting securities beneficially owned, as of April 25, 2018, by:
•
each person known by us to beneficially own more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D filed with the SEC and the information contained in those filings;

•
each of our present directors;

•
each of our present named executive officers; and

•
all of our present directors and named executive officers as a group.

Unless otherwise indicated, the address for each person included in the table is c/o IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253.
As of April 25, 2018, we had outstanding (i) 1,510,181 shares of Common Stock, (ii) 3,491,758 shares of Class B-1 Common Stock, (iii) 3,492,954 shares of Class B-2 Common Stock, (iv) 7,159,759 shares of Class B-3 Common Stock, (v) 313,790 shares of Class B-4 Common Stock and (vi) 735,801 shares of Class C Common Stock ((i) through (vi) collectively, the “Common Shares”), (vii) 2,604,852 shares of Series B-1 Cumulative Convertible Preferred Stock (the “B-1 Preferred Shares”), (viii) 5,595,148 shares of Series B-2 Cumulative Convertible Preferred Stock (the “B-2 Preferred Shares”), and 2,352,941 shares of Series B-3 Cumulative Convertible Preferred Stock (the “B-3 Preferred Shares”, and with the B-1 Preferred Shares and the B-2 Preferred Shares, collectively referred to as the “Preferred Shares,” and the Preferred Shares with the Common Shares, sometimes collectively referred to herein as “Shares” or “Voting Shares”).
Each share of our outstanding Preferred Shares is convertible immediately, at the sole discretion of the holder, into a number of Common Shares determined by dividing (i) the sum of  (a) the initial purchase price paid for such shares (the “Original Price”) and (b) all accrued and unpaid dividends on the Preferred Shares by (ii) the then effective conversion price, which is the Original Price, as adjusted from time to time in accordance with the terms of the Second Amended Certificate of Designation. As of April 25, 2018, the number of Common Shares into which the Preferred Shares are convertible is 10,607,729.
Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from April 25, 2018.
Except as indicated in the footnotes to the table below and pursuant to state community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
JPMorgan Chase Funding Inc.(2)	7,948,089	26.0%
Juniper Capital Partners, LLC(3)	3,604,852	11.8%

(1)
The percentages of our common stock beneficially owned was calculated based on 30,606,640 common stock equivalents consisting of the 16,704,243 Common Shares issued and outstanding, 10,552,941 Preferred Shares convertible into our Common Shares, warrants and options for the purchase of 2,964,629 shares of Common Stock exercisable within 60 days of April 25, 2018, and unvested restricted stock awards for 384,827 common shares, the vesting of which are subject to the restricted stock agreements but have voting rights as to all shares as of the date of each such agreement. The amount of common stock equivalents does not take into account the additional 54,788 Common Shares into which the currently outstanding Preferred Shares are convertible as of April 25, 2018 under the Second Amended Certificate of Designation.

(2)
The Schedule 13D for JPMorgan Chase Funding Inc. includes JPMorgan Chase & Co., a Delaware corporation. The address for both of these parties is 270 Park Avenue, New York, New York 10017. Does not include the right to vote an additional 40,316 shares as of the record date of April 25, 2018 pursuant to the Second Amended Certificate of Designation.

(3)
The Schedule 13D for Juniper Capital Partners, LLC includes Juniper NVM, JCP Realty and Jay Wolf. The address for all of these parties is 11150 Santa Monica Blvd., Suite 1400, Los Angeles, California 90025. Includes 1,000,000 shares that Juniper NVM has the right to acquire by exercising a warrant that is exercisable within 60 days of April 25, 2018. Does not include the right to vote an additional 14,471 shares as of the record date of April 25, 2018 pursuant to the Second Amended Certificate of Designation.

Security Ownership of Named Executive Officers and Directors
Name	Amount and Nature of Beneficial Ownership	Percent of Class
Lawrence D. Bain	1,990,241(1)	6.5%
Jonathan Brohard	210,744(2)	*
Samuel J. Montes	230,090(3)	*
Leigh Feuerstein	51,854	*
Andrew Fishleder, M.D.	52,956	*
Michael M. Racy	51,854	*
JPMorgan Chase Funding Inc.	7,948,089(4)	26.0%
Lori Wittman	51,854	*
Jay Wolf	3,604,852(5)	11.8%
All directors and executive officers as a group (9 persons)	14,192,535	46.4%

*
Less than 1% of the number of shares of common stock outstanding.

(1)
Includes: (i) 50,000 unrestricted shares of Common Stock held by Mr. Bain; (ii) 790,241 shares, net of amounts for certain tax elections made, of restricted Common Stock held by Mr. Bain subject to certain vesting and other restrictions; (iii) 150,000 shares of Common Stock that Mr. Bain has the right to acquire by exercising options that are exercisable within 60 days of April 25, 2018; and (iv) 1,000,000 shares of Common Stock that an affiliate of Mr. Bain has the right to acquire by exercising warrants that are exercisable within 60 days of April 25, 2018.

(2)
Reflects the award of shares of restricted Common Stock, net of amounts for certain tax elections made, which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award.

(3)
Reflects the award of 130,090 shares of restricted Common Stock, net of amounts for certain tax elections made, which are subject to vesting and other restrictions, but with voting rights as to all shares as of the date of the award, and the award of 100,000 shares of Common Stock that Mr. Montes has the right to acquire by exercising options that are exercisable within 60 days of April 25, 2018.

(4)
Reflects the share information set forth on the Schedule 13D/A filed by JPMorgan Chase Funding Inc. on February 13, 2018. Excludes the 40,316 additional shares of Common Stock into which the shares of the Series B-2 and Series B-3 Preferred Stock held by JPMorgan Chase Funding Inc. are convertible as of April 25, 2018 pursuant to the Second Amended Certificate of Designation.

(5)
Reflects the share information set forth on the Schedule 13D/A filed by Juniper Capital Partners, LLC on February 16, 2018. Excludes the 14,471 additional shares of Common Stock into which the shares of the Series B-1 Preferred Stock held by Juniper NVM and JCP Realty are convertible as of April 25, 2018 pursuant to the Second Amended Certificate of Designation.

RELATED PARTY TRANSACTIONS
We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:
•
we were, are or are to be a participant;

•
the amount involved exceeds $120,000; and

•
any of our directors, director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders.
The following related-party transactions have been approved either by our Board or our Audit Committee.
Sale of Cumulative Convertible Series B Preferred Shares
In April 2017, Chase Funding purchased all of the Company’s outstanding Series B-2 Preferred Shares from SRE Monarch, LLC (“SRE Monarch”) pursuant to a Preferred Stock Purchase Agreement among the Company, Chase Funding and SRE Monarch (“Series B-2 Purchase Agreement”). Concurrent with the execution of the Series B-2 Purchase Agreement, the Company, JCP Realty Partners, LLC, Juniper NVM, LLC, and Chase Funding entered into an Investment Agreement (“Series B Investment Agreement”) pursuant to which the Company made certain representations and covenants, including, but not limited to, a covenant that the Company take all commercially reasonable actions as are reasonably necessary for the Company to be eligible to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), commonly referred to as the “Real Estate Exemption” and to use its best efforts to remain eligible to rely on that exemption at all times thereafter. Furthermore, the Company agreed not to not take any action, the result of which would reasonably be expected to cause the Company to become ineligible for the Real Estate Exemption without the prior written consent of Chase Funding. In the event that the Company violates any of the above covenants, and that violation is not cured within 60 days of the violation, the holders of our Series B Preferred Stock have the right to demand that the Company purchase all of their Series B Preferred Shares at the Required Redemption Price as set forth in the Second Amended Certificate of Designation.
In February 2018, Chase Funding purchased 2,352,941 shares of our newly-authorized Series B-3 Cumulative Convertible Preferred Stock at a purchase price of  $3.40 per share, for a total purchase price of $8.0 million. Dividends on the Series B-3 Preferred Stock are cumulative and accrue from the issue date and compound quarterly at the rate of 5.65% of the issue price per year, and are payable quarterly in arrears. Concurrent with its issuance of these shares of Series B-3 Preferred Stock, the Company issued to Chase Funding a warrant to acquire up to 600,000 shares of the Company’s common stock (the “JPM Chase Warrant”). The JPM Chase Warrant is exercisable at any time on or after February 9, 2021 for a two (2) year period, and has an exercise price of  $2.25 per share. The JPM Warrant provides for certain adjustments that may be made to the exercise price and the number of shares issuable upon exercise due to customary anti-dilution provisions based on future corporate events. The JPM Warrant is exercisable in cash, and subject to certain conditions may also be exercised on a cashless basis.
Issuance of Warrant to Juniper Capital Partners, LLC
In July 2014, the Company issued to Juniper Capital Partners, LLC a warrant to acquire 1,000,000 shares of Common Stock (the “Juniper Warrant”). The Juniper Warrant is exercisable for a ten (10) year term and has an exercise price of  $3.2171 per share. The Juniper Warrant is exercisable in cash, and subject to certain conditions may also be exercised on a cashless basis. Jay Wolf, the Company’s Series B-1 Director, is the managing member of Juniper Capital Partners, LLC.

Consulting Services Agreement with JCP Realty Advisors
In July 2014, the Company and JCP Realty entered into a consulting services agreement (the “Consulting Agreement”) pursuant to which JCP Realty agreed to perform various services for the Company, including, but not limited to, (a) advising the Company with respect to identifying, structuring, and analyzing investment opportunities, and (b) assisting the Company in managing and liquidating assets, including non-performing assets. The initial term of the Consulting Agreement was three years and was automatically renewable for an additional two years unless notice of termination was provided by either party. The Company and JCP have entered into an amendment of the Consulting Agreement pursuant to which: (i) the term has been extended for two years; (ii) the annual base consulting fee has been reduced from $0.6 million to $0.5 million (subject to possible upward adjustment based on an annual review by our board of directors); and (iii) JCP will be entitled to receive a maximum 1.25% origination fee on any loans or investments in real estate, preferred equity or mezzanine securities that are originated or identified by JCP (subject to a reduced fee based on the increasing size of the loan or investment). JCP is also entitled to legacy fee payments derived from the disposition of certain assets held by the Company as of December 31, 2010 to persons or opportunities arising through the efforts of JCP equal to 5.5% of the positive difference derived by subtracting (i) 110% of our December 31, 2010 valuation mark of that asset from (ii) the gross sales proceeds received from the sale of that asset (on a legacy asset by asset basis without any offset for losses realized on any individual asset sales). During the years ended December 31, 2017 and 2016, we incurred base consulting fees to JCP of  $0.5 million and $0.6 million, respectively. JCP earned legacy fees of $1.2 million and $0.1 million during the years ended December 31, 2017 and 2016, respectively.
Executive Restricted Stock Agreements
In April 2017, the Company entered into three Restricted Stock Award Agreements with Samuel Montes, the Company’s Chief Financial Officer (“Montes RSA Agreements”)’ in connection with his employment agreement and a prior grant approved by the Compensation Committee, pursuant to which the Company granted Mr. Montes awards totaling 111,695 shares of restricted Common Stock of the Company. The Montes RSA Agreements provide for vesting of the stock award ratably over a three-year period beginning in April 2017. As a result of a tax election taken by Mr. Montes, his award was reduced to 91,018 shares.
Park City, Utah Lakeside Investment
In 2015, the Company, through a wholly-owned subsidiary (“Lakeside Holdings”), entered into a joint venture (“Lakeside JV”) with a third party real estate developer, Park City Development, LLC for the purpose of acquiring, holding and developing certain real property located in Park City, Utah (the “Lakeside Property”). Pursuant to its joint venture agreement, the Company agreed to contribute up to $4.2 million for a 90% interest in Lakeside JV. During 2015, the Company elected to syndicate $1.7 million of its $3.4 million current investment in Lakeside JV to several investors by selling equity interests in Lakeside Holdings, $1.4 million of which was purchased by related parties, including (i) $1.1 million by an affiliate of Jay Wolf, the Company’s Series B-1 Director, (ii) $0.1 million by Dr. Andrew Fishleder, a director of the Company, (iii) $0.1 million by an affiliate of Leigh Feuerstein, a director of the Company, and (iv) $0.1 million by a shareholder of Polsinelli PC, one of the Company’s outside law firms. The Company has no obligation to return these investments and these investments were approved by a Special Committee of the Board of Directors consisting solely of non-management and non-investing directors.
During the year ended December 31, 2017, a subsidiary of the Company made a loan in the amount of $150,000 to Mary Wolf, the mother of Jay Wolf, the Company’s Series B-1 Director, of which $150,000 is currently outstanding as of April 30, 2018. The loan is secured by Ms. Wolf’s interest in and allocated proceeds of the Lakeside JV. The loan bears interest at 8% per annum and matures at the earliest to occur of 1) the date on which the sale of the Lakeside Property occurs, or 2) September 17, 2019.
Purchase of Mezzanine Mortgage Loan Receivable
During the year ended December 31, 2017, the Company purchased two mezzanine loans in the aggregate face amount of  $19.9 million from an affiliate of Chase Funding for $19.3 million. Chase Funding is the holder of our Series B-2 Preferred Stock and Series B-3 Series Preferred Stock and Chad Parson serves on our Board as Chase Funding’s designee. The loans are collateralized by a pledge of 100%

of the equity interests in the entities owning the underlying collateral of the respective loans. One loan had an original maturity date of September 9, 2016 with three one-year extensions. The borrower has exercised the first two extension options to extend the maturity date to September 9, 2018. The first loan has an annual interest rate of 9.75% plus one-month LIBOR (11.23% at December 31, 2017). The second loan has a maturity date of October 9, 2019 with three one-year extensions, and bears an annual interest rate of 7.25% plus one-month LIBOR (8.73% at December 31, 2017).
Consulting Agreement with Man Made Content, LLC
During the year ended December 31, 2016, the Company entered into a consulting agreement with Justin Bain, c/o Man Made Content, LLC, for marketing and brand management services to the Company and its hotel properties. The consulting agreement was subsequently amended in 2017. Justin Bain is the son of Lawrence D. Bain, Chairman of the Board and Chief Executive Officer of the Company, and is the principal of Man Made Content, LLC. From the period beginning January 1, 2017 through the date hereof, the Company paid Man Made Content, LLC approximately $152,000 in exchange for services rendered under the consulting agreement.

SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s annual meeting of stockholders to be held in 2019 (the “2019 Annual Meeting”) is currently expected to be January 14, 2018. Stockholder proposals should be directed to the Company via certified mail, Attention: Corporate Secretary, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253. Any stockholder proposal submitted other than for inclusion in the Company’s proxy materials for the 2019 Annual Meeting must be delivered to the Company no later than April 23, 2019 or such proposal will be considered untimely. If a stockholder proposal is received after April 23, 2019, the Company may vote ALL proxies in its discretion as to the proposal.
ANNUAL REPORTS
The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2017, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: IMH Financial Corporation, 7001 N. Scottsdale Road, Suite 2050, Scottsdale, AZ 85253, Attention: Corporate Secretary.
SOLICITATION OF PROXIES
The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS
The directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
By Order of the Board of Directors
/s/ Jonathan Brohard

Jonathan Brohard
General Counsel and Corporate Secretary
April 30, 2018

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 14, 2018
This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2017 is available free of charge at www.envisionreports.com/IMH.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02UAGC 1 U P X + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION CONTROL NUMBER A Voting Items The Board of Directors recommends a vote FOR all nominees: For Against Abstain 2. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board of Directors recommends a vote FOR Proposal 2: For Against Abstain 3. Advisory Vote to Approve Executive Compensation. The Board of Directors recommends a vote FOR Proposal 3: 1. Election of Directors: Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________ 01 - Lawrence D. Bain 02 - Leigh Feuerstein 03 - Dr. Andrew Fishleder 04 - Michael Racy Admission Ticket/Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. CONTROL NUMBER NEEDED FOR VOTING LOCATED BELOW. Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Eastern Standard Time, on June 13, 2018. Vote by Internet • Go to www.envisionreports.com/IMH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Notice of 2018 Annual Meeting of Shareholders Hotel du Pont , 11th and Market Streets, Wilmington, Delaware 19801 June 14, 2018 at 9:00 am Lawrence D. Bain and Jonathan Brohard, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMH Financial Corporation to be held on June 14, 2018 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2 & Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement of adjournment thereof. (Items to be voted appear on reverse side.) IMH Financial Corporation 2018 Annual Meeting Admission Ticket 2018 Annual Meeting of IMH Financial Corporation Shareholders 9:00 am on Thursday, June 14, 2018 Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801 Upon arrival, please present this admission ticket and photo identification at the registration desk. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q